Press Release	Exhibit 99.1

EGPI/Firecreek, Inc. Signs Formal Pact on Key Ukraine Projects

Wednesday March 14, 8:00 am ET

SCOTTSDALE, Ariz.--(BUSINESS WIRE)--EGPI/Firecreek, Inc. (OTCBB: EFCR - News) is pleased to announce today the signing of a formal Memorandum of Understanding with Star Energy Corporation (OTCBB: SERG - News), regarding projects located in the Ukraine.

As previously reported, the Company has historically been working on establishing rights to develop and rehabilitate certain oil field acquisition programs in the Ukraine. Pursuant to the Definitive Agreement, Star will acquire from the Company, Anglo Ukra Energy Ltd., a reserved special purpose Ukrainian Holding Name for the acquisition and development of its Ukrainian projects.

As part consideration for transferring Anglo Ukra to Star Energy, the Company would initially receive between $2-3 million of Star Energy common stock.

This transaction shall be subject to certain conditions including board, shareholder, requisite third-party approvals, consent by the Ukrainian Government and the execution of a Definitive Agreement. The parties have agreed to use their best efforts in consummating this transaction within the next 60 days.

EGPI/Firecreek Inc. through its Firecreek unit is focused on oil production with an emphasis on acquiring existing oil fields with proven reserves, the rehabilitation of potentially high throughput oilfields, resource properties and inventories on an international basis. Other companies in the oil sector include, Pantina Oil and Gas Inc. (POG), Frontier Oil Inc. (FTO) and Cabot Oil & Gas Inc. (COG).

Star Energy Corporation is a U.S.-based public oil and gas exploration company. One hundred percent (100%) of the company's assets are located in Russia and Eastern Europe, primarily the Samara region of Russia. The company is pursuing a strategy of seeking additional investment and acquisition opportunities in Russia and Eastern Europe with the goal of providing Western investors with access to a portfolio of natural resource licenses and operating companies. Additional information about the company can be found at www.starenergycorp.com.

Safe Harbor

This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of EGPI Firecreek, Inc., its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; (iii) growth strategy and operating strategy. The words "may," "would," "will," "expect," "estimate," "can," "believe," "potential" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond EPGI Firecreek Inc.'s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. More information about the potential factors that could affect the business and financial results is and will be included in EGPI Firecreek, Inc.'s filings with the Securities and Exchange Commission.

Contact:

EGPI/Firecreek, Inc.

Public Relations and Shareholder Information

Joe Vazquez, 817-886-3297

info@egpifirecreek.net

Source: EGPI/Firecreek, Inc.